EXHIBIT 99.1

For More Information:
Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Fiscal 2022 Second Quarter Results and Updates Fiscal 2022 Guidance

•Sales for the quarter increased 19.6 percent. Organic sales increased 13.1 percent.
•Income before income taxes increased 6.7 percent to $42.0 million in the second quarter of fiscal 2022 compared to $39.4 million in the second quarter of fiscal 2021. Income Before Income Taxes Excluding Amortization* increased 12.4 percent to $45.8 million in the second quarter of fiscal 2022 compared to $40.8 million in the second quarter of fiscal 2021.
•Diluted EPS in the second quarter of fiscal 2022 increased 10.2 percent to $0.65 compared to $0.59 in the same quarter of the prior year. Diluted EPS Excluding Amortization* increased 14.8 percent to $0.70 in the second quarter of fiscal 2022 compared to $0.61 in the same quarter of the prior year.
•Earnings per diluted Class A Common Share guidance for the full year ending July 31, 2022 adjusted to a range of $3.00 to $3.15, excluding after-tax amortization expense and $2.78 to $2.93 on a GAAP basis.

MILWAUKEE (February 17, 2022) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2022 second quarter ended January 31, 2022.

Quarter Ended January 31, 2022 Financial Results:
Sales for the quarter ended January 31, 2022 increased 19.6 percent, which consisted of an organic sales increase of 13.1 percent, an increase of 8.6 percent from acquisitions and a decrease of 2.1 percent from foreign currency translation. Sales for the quarter ended January 31, 2022 were $318.1 million compared to $265.8 million in the same quarter last year. By segment, sales increased 26.1 percent in Identification Solutions and increased 2.0 percent in Workplace Safety, which consisted of an organic sales increase of 16.0 percent in Identification Solutions and an organic sales increase of 5.2 percent in Workplace Safety.
Income before income taxes and losses of unconsolidated affiliate increased 6.7 percent to $42.0 million for the quarter ended January 31, 2022, compared to $39.4 million in the same quarter last year. Income Before Income Taxes Excluding Amortization* for the quarter ended January 31, 2022 was $45.8 million, an increase of 12.4 percent compared to the second quarter of last year.
Net income for the quarter ended January 31, 2022 was $33.8 million compared to $30.9 million in the same quarter last year. Earnings per diluted Class A Nonvoting Common Share were $0.65 for the second quarter of fiscal 2022, compared to $0.59 in the same quarter last year. Net Income Excluding Amortization* for the quarter ended January 31, 2022 was $36.7 million and Diluted EPS Excluding Amortization* for the quarter ended January 31, 2022 was $0.70.

Six-Month Period Ended January 31, 2022 Financial Results:
Sales for the six-month period ended January 31, 2022 increased 17.8 percent, which consisted of an organic sales increase of 10.0 percent, an increase of 8.5 percent from acquisitions and a decrease of 0.7 percent from foreign currency translation. Sales for the six months ended January 31, 2022 were $639.5 million compared to $543.1 million in the same period last year. By segment, sales increased 25.8 percent in Identification Solutions and decreased 3.1 percent in Workplace Safety, which consisted of an organic sales increase of 14.6 percent in Identification Solutions and an organic sales decline of 2.0 percent in Workplace Safety.
Income before income taxes and losses of unconsolidated affiliate increased 6.3 percent to $86.7 million for the six months ended January 31, 2022, compared to $81.6 million in the same period last year. Income Before Income Taxes Excluding Amortization* for the six months ended January 31, 2022 was $94.3 million, an increase of 11.8 percent compared to the same period of last year.
Net income for the six-month period ended January 31, 2022 was $68.9 million compared to $64.3 million in the same period last year. Earnings per diluted Class A Nonvoting Common Share were $1.32 for the six months ended January 31, 2022, compared to $1.23 in the same period last year. Net Income Excluding Amortization* for the six months ended January 31, 2022 was $74.6 million and Diluted EPS Excluding Amortization* for the six months ended January 31, 2022 was $1.43.

Commentary:
“We experienced very strong revenue growth of 19.6 percent this quarter and our investments in sales, marketing, and research and development, combined with our reinvigorated innovative spirit have set the stage for strong future growth. We are transforming Brady into a solution provider that is now growing in excess of GDP and is poised for future sales growth due to the strong foundation and positive momentum resulting from the many investments made over the last five-plus years,” said Brady’s President and Chief Executive Officer, J. Michael Nauman. “Our strong sales growth was driven by our Identification Solutions division which had total sales growth of 26.1 percent this quarter. The three acquisitions completed last year are performing at or above our initial expectations and are helping shift Brady into faster-growing end markets. Our Workplace Safety business returned to organic sales growth this quarter – returning to growth one quarter earlier than originally anticipated. We are experiencing inflation in many areas including wages, freight, utilities, and raw materials, which we expect to continue to pressure our gross profit margins in the short-term. We believe that these gross margin challenges are temporary and once our pricing and efficiency initiatives catch up to cost inflation, our strong sales growth and improved gross profit margins will drive solid bottom-line growth.”
“Brady is financially strong, is experiencing strong revenue growth, and continues to generate strong earnings. We grew sales nearly 20 percent and grew Diluted EPS Excluding Amortization* nearly 15 percent, which represents another very strong quarter,” said Brady’s Chief Financial Officer, Aaron Pearce. “This quarter, we returned $14.5 million to our shareholders in the form of dividends and share buybacks and over the first six months of this year, we returned a total of $45.0 million to our shareholders, which exemplifies our commitment to returning funds to our shareholders. We have a net cash balance of $64.4 million as of January 31, 2022. We believe that Brady’s strong second quarter revenue growth, improving earnings per share, and solid balance sheet position us well for future financial success.”

Fiscal 2022 Guidance:
Brady’s organic revenue growth was 10.0% during the six months ended January 31, 2022, however, inflationary forces compressed Brady’s gross profit margin during this period. Brady expects these cost pressures to continue for at least the short-term before price increases and efficiency actions can fully offset these inflationary forces. As such, we are modifying our Diluted EPS Excluding Amortization* guidance from our original range of $3.12 to $3.32 per share to a range of $3.00 to $3.15 for the full year ending July 31, 2022, which includes a reduction of $0.05 due to the strengthening of the U.S. dollar versus other major currencies. This implies that we expect Diluted EPS Excluding Amortization, to improve by 9% to 15% for the full year ending July 31, 2022 when compared to the adjusted fiscal 2021 diluted earnings per share of $2.75. Also included in our full-year fiscal 2022 guidance are a full-year income tax rate of approximately 20 percent and depreciation and amortization expense ranging from $34 million to $36 million. Capital expenditures, excluding facility purchases are expected to range from $20 million to $25 million during the year ending July 31, 2022. The Company’s fiscal 2022 guidance is based on foreign currency exchange rates as of January 31, 2022 and assumes continued economic growth.

A webcast regarding Brady’s fiscal 2022 second quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. central time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2021, employed approximately 5,700 people in its worldwide businesses. Brady’s fiscal 2021 sales were approximately $1.14 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradyid.com.

* Income Before Income Taxes Excluding Amortization, Net Income Excluding Amortization, and Diluted EPS Excluding Amortization are non-GAAP measures. See appendix for more information on these measures, including reconciliations to the most directly comparable GAAP measures.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “continue” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: adverse impacts of the novel coronavirus (“COVID-19”) pandemic or other pandemics; decreased demand for our products; our ability to compete effectively or to successfully execute our strategy; increased cost of raw materials, labor and freight as well as raw material shortages; increased cost of raw materials, labor and freight as well as raw material shortages; Brady’s ability to properly identify, integrate, and grow acquired companies, and to manage contingent liabilities from divested businesses; difficulties in protecting our websites, networks, and systems against security breaches; risks associated with the loss of key employees; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; litigation, including product liability claims; foreign currency fluctuations; potential write-offs of goodwill and other intangible assets; changes in tax legislation and tax rates; differing interests of voting and non-voting shareholders; numerous other matters of national, regional and global scale, including major public health crises and government responses thereto and those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2021 and in any subsequent filings on Form 10-Q.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended January 31,		Six months ended January 31,
	2022	2021	2022	2021
Net sales	$318,055	$265,838	$639,530	$543,065
Cost of goods sold	168,693	136,316	335,180	278,115
Gross margin	149,362	129,522	304,350	264,950
Operating expenses:
Research and development	13,965	9,876	27,872	20,079
Selling, general and administrative	92,525	82,234	189,271	165,271
Total operating expenses	106,490	92,110	217,143	185,350

Operating income	42,872	37,412	87,207	79,600

Other (expense) income:
Investment and other (expense) income	(578)	2,036	(35)	2,191
Interest expense	(252)	(51)	(434)	(157)

Income before income taxes and losses of unconsolidated affiliate	42,042	39,397	86,738	81,634

Income tax expense	8,227	8,206	17,877	16,788

Income before losses of unconsolidated affiliate	33,815	31,191	68,861	64,846
Equity in losses of unconsolidated affiliate	—	(331)	—	(505)

Net income	$33,815	$30,860	$68,861	$64,341

Net income per Class A Nonvoting Common Share:
Basic	$0.65	$0.59	$1.33	$1.24
Diluted	$0.65	$0.59	$1.32	$1.23

Net income per Class B Voting Common Share:
Basic	$0.65	$0.59	$1.31	$1.22
Diluted	$0.65	$0.59	$1.30	$1.21

Weighted average common shares outstanding:
Basic	51,800	52,018	51,887	52,020
Diluted	52,162	52,282	52,299	52,288

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	January 31, 2022	July 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$147,407	$147,335
Accounts receivable, net of allowance for credit losses of $7,868 and $7,306, respectively	172,471	170,579
Inventories	167,456	136,107
Prepaid expenses and other current assets	12,681	11,083
Total current assets	500,015	465,104
Property, plant and equipment—net	126,551	121,741
Goodwill	601,681	614,137
Other intangible assets	83,608	92,334
Deferred income taxes	15,234	16,343
Operating lease assets	33,710	41,880
Other assets	26,264	26,217
Total	$1,387,063	$1,377,756
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$80,611	$82,152
Accrued compensation and benefits	56,510	81,173
Taxes, other than income taxes	12,141	13,054
Accrued income taxes	4,783	3,915
Current operating lease liabilities	16,601	17,667
Other current liabilities	56,850	59,623
Total current liabilities	227,496	257,584
Long-term debt	83,000	38,000
Long-term operating lease liabilities	20,341	28,347
Other liabilities	89,658	90,797
Total liabilities	420,495	414,728
Stockholders’ equity:
Common stock:
Class A nonvoting common stock—Issued 51,261,487 shares, and outstanding 48,243,347 and 48,528,245 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	341,889	339,125
Retained earnings	833,981	788,369
Treasury stock—3,018,140 and 2,733,242 shares, respectively of Class A nonvoting common stock, at cost	(130,911)	(109,061)
Accumulated other comprehensive loss	(78,939)	(55,953)
Total stockholders’ equity	966,568	963,028
Total	$1,387,063	$1,377,756

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Six months ended January 31,
	2022	2021
Operating activities:
Net income	$68,861	$64,341
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,996	11,421
Stock-based compensation expense	7,170	5,471
Deferred income taxes	(788)	(3,866)
Equity in losses of unconsolidated affiliate	—	505
Other	(812)	121
Changes in operating assets and liabilities:
Accounts receivable	(7,216)	(4,157)
Inventories	(34,360)	15,018
Prepaid expenses and other assets	(1,148)	(2,436)
Accounts payable and accrued liabilities	(25,357)	11,990
Income taxes	982	481
Net cash provided by operating activities	24,328	98,889

Investing activities:
Purchases of property, plant and equipment	(16,440)	(14,511)
Other	59	(1,881)
Net cash used in investing activities	(16,381)	(16,392)

Financing activities:
Payment of dividends	(23,249)	(22,837)
Proceeds from exercise of stock options	374	471
Payments for employee taxes withheld from stock-based awards	(5,025)	(2,638)
Purchase of treasury stock	(21,720)	(3,593)
Proceeds from borrowing on credit facilities	131,216	19,957
Repayment of borrowing on credit facilities	(86,216)	(20,220)
Other	115	32
Net cash used in financing activities	(4,505)	(28,828)

Effect of exchange rate changes on cash	(3,370)	6,276

Net increase in cash and cash equivalents	72	59,945
Cash and cash equivalents, beginning of period	147,335	217,643

Cash and cash equivalents, end of period	$147,407	$277,588

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended January 31,		Six months ended January 31,
	2022	2021	2022	2021
NET SALES
ID Solutions	$244,986	$194,227	$493,603	$392,419
Workplace Safety	73,069	71,611	145,927	150,646
Total	$318,055	$265,838	$639,530	$543,065

SALES INFORMATION
ID Solutions
Organic	16.0%	(6.9)%	14.6%	(7.6)%
Acquisition	11.8%	—%	11.7%	—%
Currency	(1.7)%	1.5%	(0.5)%	1.0%
Total	26.1%	(5.4)%	25.8%	(6.6)%
Workplace Safety
Organic	5.2%	(4.8)%	(2.0)%	0.4%
Currency	(3.2)%	5.2%	(1.1)%	4.8%
Total	2.0%	0.4%	(3.1)%	5.2%
Total Company
Organic	13.1%	(6.3)%	10.0%	(5.6)%
Acquisition	8.6%	—%	8.5%	—%
Currency	(2.1)%	2.4%	(0.7)%	2.0%
Total	19.6%	(3.9)%	17.8%	(3.6)%

SEGMENT PROFIT
ID Solutions	$44,129	$39,000	$92,945	$79,279
Workplace Safety	4,515	3,463	6,808	11,451
Total	$48,644	$42,463	$99,753	$90,730
SEGMENT PROFIT AS A PERCENT OF NET SALES
ID Solutions	18.0%	20.1%	18.8%	20.2%
Workplace Safety	6.2%	4.8%	4.7%	7.6%
Total	15.3%	16.0%	15.6%	16.7%

	Three months ended January 31,		Six months ended January 31,
	2022	2021	2022	2021
Total segment profit	$48,644	$42,463	$99,753	$90,730
Unallocated amounts:
Administrative costs	(5,772)	(5,051)	(12,546)	(11,130)
Investment and other (expense) income	(578)	2,036	(35)	2,191
Interest expense	(252)	(51)	(434)	(157)
Income before income taxes and losses of unconsolidated affiliate	$42,042	$39,397	$86,738	$81,634

GAAP to NON-GAAP MEASURES
(Unaudited; Dollars in Thousands, Except Per Share Amounts)
In accordance with the U.S. Securities and Exchange Commission’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.
Income Before Income Taxes Excluding Amortization:
Brady is presenting the non-GAAP measure, "Income Before Income Taxes Excluding Amortization." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this profit measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income before income taxes and losses of unconsolidated affiliate to the non-GAAP measure of Income Before Income Taxes Excluding Amortization:

	Three months ended January 31,		Six months ended January 31,
	2022	2021	2022	2021
Income before income taxes and losses of unconsolidated affiliate (GAAP measure)	$42,042	$39,397	$86,738	$81,634
Amortization expense	3,749	1,353	7,556	2,704
Income Before Income Taxes Excluding Amortization (non-GAAP measure)	$45,791	$40,750	$94,294	$84,338

Income Tax Expense Excluding Amortization:
Brady is presenting the non-GAAP measure, "Income Tax Expense Excluding Amortization." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income tax expense to the non-GAAP measure of Income Tax Expense Excluding Amortization:

	Three months ended January 31,		Six months ended January 31,
	2022	2021	2022	2021
Income tax expense (GAAP measure)	$8,227	$8,206	$17,877	$16,788
Amortization expense	887	338	1,787	676
Income Tax Expense Excluding Amortization (non-GAAP measure)	$9,114	$8,544	$19,664	$17,464

Net Income Excluding Amortization:
Brady is presenting the non-GAAP measure, "Net Income Excluding Amortization." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income to the non-GAAP measure of Net Income Excluding Amortization:

	Three months ended January 31,		Six months ended January 31,
	2022	2021	2022	2021
Net income (GAAP measure)	$33,815	$30,860	$68,861	$64,341
Amortization expense	2,862	1,015	5,769	2,028
Net Income Excluding Amortization (non-GAAP measure)	$36,677	$31,875	$74,630	$66,369

Diluted EPS Excluding Amortization:
Brady is presenting the non-GAAP measure, "Diluted EPS Excluding Amortization." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income per Class A Nonvoting Common Share to the non-GAAP measure of Diluted EPS Excluding Amortization:

	Three months ended January 31,		Six months ended January 31,
	2022	2021	2022	2021
Net income per Class A Nonvoting Common Share (GAAP measure)	$0.65	$0.59	$1.32	$1.23
Amortization expense	0.05	0.02	0.11	0.04
Diluted EPS Excluding Amortization (non-GAAP measure)	$0.70	$0.61	$1.43	$1.27